UniPixel Prices $10 million Public Offering of its Common Stock and Warrants to Purchase Common Stock

For Immediate Release

Contact:

Joe Diaz, Robert Blum, Joe Dorame

Lytham Partners, LLC

602-889-9700

unxl@lythampartners.com

Santa Clara, California – February 15, 2017 – UniPixel, Inc. (NASDAQ: UNXL), today announced that it completed a public offering of 10,530,000 units, comprised of common shares and warrants. Each unit consists of one share of UniPixel common stock, par value $0.001 per share (“Common Stock”), priced at $0.95 per share, and warrants to purchase 0.45 shares of Common Stock at an exercise price of $1.00 per share, exercisable for a period of five years from the date of the closing of the Offering.

Roth Capital Partners acted as lead placement agent in the Offering, with Ladenburg Thalmann & Co. Inc. and The Benchmark Company serving as co-placement agents.

The Offering is expected to close on or prior to February 21, 2017, subject to satisfaction of customary closing conditions. The warrants will not be separately listed for trading.

The Offering was conducted on a “best efforts” basis pursuant to a prospectus supplement and an accompanying prospectus filed as part of an effective shelf registration statement (File No. 333-200316) declared effective by the U.S. Securities and Exchange Commission (“SEC”) on July 10, 2015. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering are available free of charge on the SEC’s website at www.sec.gov. Electronic copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained from the offices of Roth Capital Partners, 888 San Clemente, Suite 400, Newport Beach, CA 92660, (800) 678-9147, or by accessing the SEC’s website, www.sec.gov

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About UniPixel

UniPixel, Inc. (NASDAQ: UNXL) develops and markets high performance metal mesh capacitive touch sensors to the touchscreen and flexible display markets. The Company’s roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. The company markets its technologies for touch panel sensor, cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard™ brands. For additional information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the statement regarding the completion of the offering. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology. These statements are based on management’s current expectations. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. These risks, uncertainties, and other factors include, but are not limited to, the satisfaction of the conditions of the closing of the offering, market conditions and other risks related to UniPixel’s business and operations as are discussed under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to UniPixel as of the date hereof, and UniPixel assumes no obligation to update any forward-looking statement.